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PRESS RELEASE

GameTech Discusses Recent Acquisition

FEBRUARY 10, 1999, TEMPE, ARIZONA GameTech International, Inc. NASDAQ -
(GMTC) today announced additional information concerning its recent acquisition of Bingo Technologies Corporation which had been GameTech's largest competitor. Bingo Technologies is headquartered in Northern Nevada with service and sales locations throughout the U.S.

The combined company has the largest installed base of electronic bingo units in the world with over 32,000 portable units and 5,500 fixed units generating revenue. GameTech has also gained access to new markets as Bingo
Technologies has products placed in 12 additional states in which GameTech had not operated. GameTech's strong sales network will grow by 30 additional distributors and 11 added sales reps. Total employees for the combined company is approximately 200 people. The combined company had unaudited 1998 revenues of over $34M with an estimated EBITDA of $10.5M, excluding a one-time write-off relative to TSBN.

The joining of the two companies also resulted in the dismissal with prejudice of the pending patent law suit between the two firms.

GameTech Chief Executive Officer, Todd S. Myhre, stated "This acquisition provides GameTech with a much more extensive sales network and the immediate capability to sell into several new markets. Our ability to offer the TED portable and the AllTrak management and accounting software products, along with GameTech's successful Portable, Diamond and Diamond Plus Fixed Units, allows us to provide significantly increased value added to a wider range of customers."

GameTech International, Inc., is a leader in the electronic bingo field, specializing in hand held bingo units, fixed base units and superior customer service. Corporate headquarters are located at 2209 West 1st Street, Suite 113, Tempe Arizona 85281.

The statements contained in this press release that are not historical facts are forward-looking statements that are based on management's estimates, assumptions and projections using the available information. The Company cautions that actual results for earnings could differ materially from current expectations due to a number of factors. Additionally, the Company cautions that the potential benefits of the Bingo Technologies acquisition may or may not be achieved. Additional information on these risk factors that could potentially affect the Company's financial results may be found in documents filed by the Company with the Securities and Exchange Commission.